Exhibit 99.(a)(1)(C)

SUMMARY OF TERMS OF OPTION EXCHANGE

RESPONSE DUE BEFORE 11:59 P.M., PACIFIC STANDARD TIME,
ON FRIDAY, JANUARY 17, 2003, UNLESS THE OFFER IS EXTENDED

                You must check your election, sign and date the Election Form and return the Election Form to Chris Smith or Brandy Garduno at Tularik’s corporate headquarters in South San Francisco, California before 11:59 p.m., Pacific Standard Time, on January 17, 2003 (or a later expiration date if the offer is extended). If you have any questions regarding the process for returning the Election Form, please contact Chris Smith or Brandy Garduno via e-mail at exchange@tularik.com. Alternatively, you may reach Chris Smith via telephone at (650) 825-7395 or Brandy Garduno at (650) 825-7206.

                The following summarizes the principal terms and conditions of the Offer to Exchange outstanding stock options (the “Offer to Exchange,” which, as it may be amended from time to time, constitutes the “Offer”). Please also read the enclosed Offer to Exchange in its entirety, because the information in this summary is not complete and does not contain all of the information relevant to your decision to participate in the Offer.

                Which Options are Eligible Options?    All outstanding options to purchase shares of Common Stock (the “Common Stock”), with exercise prices per share greater than or equal to $14.00 per share granted under the 1997 Equity Incentive Plan, as amended (the “Plan”), and held by employees of Tularik Inc. (the “Company” or “Tularik”) or its subsidiaries who are not executive officers of Tularik (each an “Eligible Participant”) are “Eligible Options.”

                Who Can Participate in the Exchange?    You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on January 17, 2003. Termination of your employment with the Company or its subsidiaries on or before January 17, 2003 will automatically revoke any election that you make to participate in the Offer. Executive officers of the Company are not eligible to participate in the exchange.

                How Many Replacement Options Will I Receive?    The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis. Thus, for those employees who elect to participate in the Offer, on July 18, 2003 (or a later date if Tularik extends the Offer), the Company will grant you a Replacement Option covering the same number of shares as were covered by your Eligible Options that were cancelled (so long as your employment or service with the Company or one of its subsidiaries continues through July 18, 2003). THEREFORE, FOR EVERY SHARE OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGE, THE COMPANY WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

                Except for the exercise price of the Replacement Options, the vesting period to which Replacement Options are subject, the fact that all Replacement Options will be nonqualified stock options (see the discussion below after the question: What Will Be the Vesting Period of the Replacement Options?) and that the Replacement Options may not be exercised early nor may they be exercised with a promissory note, the terms and conditions of your Replacement Options will be substantially the same as your Eligible Options that were cancelled. The exercise price per share of the Replacement Options will be equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between January 17, 2003 (or a later expiration date if Tularik extends the Offer) and the date the Replacement Options are granted.

                When Will I Receive My Replacement Options?    The Replacement Options will be granted on July 18, 2003 (or a later date if Tularik extends the Offer). We expect the stock option agreements to be distributed promptly following the date of grant. Please note that if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options until, at the earliest, July 18, 2003.

                What Happens if I Accept the Offer and Tender One or More of My Eligible Options but I am No Longer

Employed by the Company on the Grant Date of the Replacement Options? If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by Tularik or one of its subsidiaries on the grant date for the Replacement Options, you will not receive any Replacement Options for your Eligible Options that have been cancelled, and your cancelled options will not be reinstated. Participation in this Offer does not confer upon you the right to remain employed by us (see Question 6 and Section 1 of the Offer to Exchange.)

                If I am a U.K. or German Employee, am I Subject to the Same Terms as Described in the Offer to Exchange? If you are a U.K. employee who holds options under the Plan, you are also subject to the terms of this Offer as described in the Offer to Exchange. U.K. employees should refer to Schedule B of the Offer to Exchange entitled “U.K. Tax Consequences” for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law. If you are an employee in Germany who holds eligible options under the Plan, you are also subject to the terms of this Offer as described in the Offer to Exchange. Employees in Germany should consult a tax advisor as to the tax consequences under German law of participating in the Option Exchange.

                What Will Be the Exercise Price of the Replacement Options? The exercise price per share of the Replacement Options will be equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. Therefore, we recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

                What Will Be the Vesting Period of the Replacement Options?    Each Replacement Option will be unvested on the date of grant, and will vest in equal monthly installments over that number of months equal to the number of months of vesting that remained on the applicable Eligible Option exchanged as of the Exchange Date (rounded down one month if an Exchanged Option has accrued at least two weeks of vesting for the month prior to the Exchange Date), plus an additional six (6) months.

                As an example, assume that an Eligible Option to purchase 1,000 shares of Common Stock that has twelve (12) months of vesting remaining as of the Exchange Date is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange for such exchanged Eligible Option would be completely unvested on the date of grant, and would vest monthly in equal installments over the following eighteen (18) months.

                As another example, assume that an Eligible Option to purchase 1,000 shares of Common Stock that is fully vested as of the Exchange Date is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange for such Eligible Option would be completely unvested on the date of grant, and would vest monthly in equal installments over the following six (6) months.

                As a third example, assume that a completely unvested Eligible Option to purchase 1,000 shares of Common Stock, which is scheduled to vest over four (4) years beginning with the Exchange Date, is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange for such Eligible Option would be completely unvested on the date of grant, and would vest in equal monthly installments over the following four and one half (4 1/2) years.

                Even if they are vested, Replacement Options will not be exercisable until six (6) months after the date they are granted, except in certain circumstances involving a change in corporate ownership of Tularik, or termination of the optionholder by reason of death, disability or retirement (see Question 16 and Section 8 of the Offer to Exchange). If your employment terminates other than by reason of death, disability or retirement prior to three months and one day after the Grant Date, you will not be able to exercise the vested portion of the Replacement Option.

                Each Replacement Option will be a nonqualified stock option.

                What is the Expiration Date of the Replacement Options?    The Replacement Options will expire at 11:59 p.m., Pacific Time, on the day prior to the ten-year anniversary of the grant date of the Replacement Options (so long as you remain employed by or continue service with the Company or one of its subsidiaries).

                Does the Company Have a Recommendation with Respect to the Offer?    While the Company’s Board of Directors has approved the Offer, each individual holding Eligible Options will need to arrive at his or her own decision whether or not to participate in the Offer based on individual circumstances. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

                What Happens to My Eligible Options if I Accept the Offer?    If you accept the Offer, the Eligible Options that you choose to exchange will be cancelled, and you will have no further right or interest in them, whether vested or unvested. If you accept the Offer, you will not be eligible to receive any new options before July 18, 2003 (or a later date if Tularik extends the Offer).

                What is the Tax Treatment of the Replacement Options?    If you accept the Offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant Replacement Options to you. Each Replacement Option will be a nonqualified stock option and, under U.S. tax laws, will not be eligible for the special tax treatment that applies to incentive stock options. See Section 12 of the Offer to Exchange for further discussion of the tax treatment of nonqualified stock options. However, you should consult with your tax advisor with respect to all tax matters relating to the Offer.

                What are the Tax Consequences of the Offer on Non-U.S. Employees?    If you are a non-U.S. employee, we also recommend that you consult with your tax advisor to determine the tax consequences of the Offer. U.K. employees should refer to Schedule B of the Offer to Exchange entitled “U.K. Tax Consequences” for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

                What Happens if I Do Not Accept the Offer?    Nothing. If you do not accept the Offer, or if we do not accept the options you elect to exchange (see Question 23 in the Offer to Exchange), you will keep all of your Eligible Options, and you will not receive any Replacement Options under this Offer. In that case, no changes will be made to your Eligible Options, and they will continue to be subject to the terms set forth in your stock option agreement(s) and the Plan.

                Under What Circumstances Would the Company Not Accept My Eligible Options?    We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer (see Sections 3, 5 and 6 in the Offer to Exchange).

                Can I Change My Mind?    Yes. After you turn in the Election Form, you can change your election at any time on or prior to the January 17, 2003 deadline by delivering a signed Notice of Change in Election Form to Chris Smith or Brandy Garduno before 11:59 p.m., Pacific Standard Time, on January 17, 2003 (or a later expiration date if Tularik extends the offer). Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also fill out and deliver a new Election Form along with the Notice of Change in Election. You may also use these Notice of Change in Election forms to change the election applicable to some, but not all, of your Eligible Options (see Section 4 of the Offer to Exchange). If you have any questions regarding the process for returning the Election Form or need to be provided with a Notice of Change in Election Form, please contact Chris Smith or Brandy Garduno via e-mail at exchange@tularik.com. Alternatively, you may reach Chris Smith via telephone at (650) 825-7395 or Brandy Garduno at (650) 825-7206. These forms have also been included in the information distributed to you.

                After I Am Granted Replacement Options, What Happens if Those Replacement Options End Up Underwater?   WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN. Therefore, there can be no assurance that we will repeat this Offer nor do we plan to repeat this Offer.

                What Do I Need To Do?    Whether you accept the Offer or not, you need to make your election, sign the Election Form and ensure delivery of the Election Form to Chris Smith or Brandy Garduno at Tularik before 11:59 p.m., Pacific Standard Time, on January 17, 2003 (or a later expiration date if Tularik extends the Offer). The Election Form may be sent via mail, courier, electronic mail or facsimile. Your Election Form must be received before 11:59 p.m., Pacific Standard Time, on January 17, 2003 (or a later expiration date if Tularik extends the Offer), not merely placed in the mail or other delivery system by the expiration time. If sent by email or facsimile, originals should be promptly sent by mail, courier or hand-delivered as soon as possible thereafter.